Exhibit 15.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-132079 on Form S-8 of our reports dated June 30, 2009, relating to the consolidated financial statements and financial statement schedule of Focus Media Holding Limited (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109”, and Statement of Financial Accounting Standards No. 123R, “Share-based Payment”), and the effectiveness of Focus Media Holding Limited’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Focus Media Holding Limited’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 20-F of Focus Media Holding Limited for the year ended December 31, 2008.
/s/ DELOITTE TOUCHE TOHMATSU CPA LTD.
Shanghai, China
June 30, 2009